                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [x]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      CONFIDENTIAL, FOR USE
         OF THE COMMISSION ONLY
         (AS PERMITTED BY RULE
         14a-6(e)(2))

[x]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

           Decade Companies Income Properties--A Limited Partnership

                (Name of Registrant as Specified In Its Charter)

                              Filed By Registrant

                   (Name of Person(s) Filing Proxy Statement,
                           if Other Than Registrant)

                                       January 4, 1997



Re:  Decade Companies Income Properties ("DCIP")

Dear Limited Partner:

         Enclosed you will find a statement relating to a proposed amendment to DCIP's limited partnership agreement. We request your vote to the proposed amendment.

         The proposed amendment is designed to grant partners additional rights to receive cash for their DCIP partnership interests ("Interests") subject to certain terms and conditions discussed in detail in the enclosed proxy statement. If approved by a majority of the outstanding Interests, the proposed Fair Price Provision amendment would become Section 8.6 of DCIP's limited partnership agreement.

         The enclosed proxy statement contains a more complete description of the terms of the proposed amendment and other important information. You are urged to read the proxy statement carefully.

         VOTING ONLY TAKES A FEW MINUTES--PLEASE RESPOND PROMPTLY. THE GENERAL PARTNER PROPOSES THIS AMENDMENT TO THE LIMITED PARTNERSHIP AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR IT.

         Please complete and return your consents in the enclosed self-addressed postage paid envelope as soon as possible to DCIP.

                                       Very truly yours,



                                       Michael G. Sweet
                                       Partnership Manager

                                  INTRODUCTION

         This Proxy Statement, dated as of January 4, 1997, is in connection with the proposed adoption of a new section 8.6 to its limited partnership agreement. Decade Companies requests that you please complete and return the enclosed Consent (an extra copy is enclosed) at your first convenience to:

         Decade Companies Income Properties--A Limited Partnership 250 Patrick Boulevard, Suite 140
         Brookfield, Wisconsin  53045

         This Proxy Statement and the enclosed Consent are being sent to all limited partners of DCIP as of December 23, 1996. DCIP will accumulate signed consents until February 4, 1997, unless extended by the General Partner. The Proposed Amendment will become effective once Consents for a majority of the outstanding Interests are received (and not revoked) by DCIP.

                                   BACKGROUND

         Decade Companies believes that the values of DCIP's properties (and therefore the Interests) will likely increase over time, although no assurances can be provided.

         While Decade Companies cannot provide assurances of future performance, the General Partner believes that the economy and the current state of the real estate market make it more likely than not that the value of DCIP's properties will continue to increase. For example, if a capital gains tax reduction is enacted (as is being discussed), the General Partner believes the real estate market will continue to improve.

         Decade Companies has appreciated and valued your past confidence and looks forward to the eventual sale of DCIP's properties at prices that justify the wait. As part of this process and because the General Partner believes the properties will more likely than not increase in value, Decade Companies wants to provide a means for partners who support the General Partner to receive cash for their Interests in the event Decade Companies is ever removed as General Partner and proposes the adoption of a Fair Price Provision, described below. Decade Companies hopes to and intends to remain as General Partner of DCIP through the liquidation of the Partnership.

         The General Partner desires to provide a way for partners to obtain the greater of (1) original investment with a 6% per annum, noncompounded return less all cash distributions received to date, or (2) fair value ("Put Price") if a Different General Partner is appointed without Decade Companies consent or if Decade Companies is removed as the Existing General Partner (collectively "Different General Partner"). The General Partner believes that any partner who does not vote for the removal of the Existing General Partner should have the right to sell their Interests and receive the Put

Price in cash. Upon the occurrence of a Triggering Event (described below), a partner can choose whether to exercise the Put and receive the Put Price in cash for their Interests. Accordingly, the General Partner proposes to amend the Limited Partnership Agreement to provide the partners with such a right, on the terms and conditions specified below.

         THE GENERAL PARTNER BELIEVES THAT THIS IS THE BEST WAY TO BALANCE THE INTERESTS OF ALL OF THE PARTNERS SO THAT A PARTNER CANNOT BE FORCED TO ACCEPT A DIFFERENT GENERAL PARTNER WITHOUT HAVING A RIGHT TO RECEIVE CASH FOR THEIR INTERESTS.

         This proposed amendment arises from the General Partner's awareness that Wellington Management Corporation has taken some steps to attempt to remove Decade Companies as DCIP's General Partner. The General Partner wants to provide partners with a right to receive cash for their Interests if they disagree with the removal of the Existing General Partner or the addition of a Different General Partner. The Proposed Fair Price Provision Amendment is intended to ensure that persons seeking to acquire control of DCIP have sufficient funds to pay Interest holders for their Interests, if they do not consent to the Different General Partner. Decade Companies intends to remain as General Partner, but wants to allow certain rights to its partners in the event a Different General Partner is added.

                             THE PROPOSED AMENDMENT

         DCIP proposes to add Section 8.6 to its Limited Partnership Agreement and provide:

         SECTION 8.6 FAIR PRICE PROVISION

         UPON EITHER (1) THE REMOVAL OF THE GENERAL PARTNER (THE "EXISTING GENERAL PARTNER") OR (2) THE ADDITION OF A REPLACEMENT OR ANOTHER GENERAL PARTNER (THE "DIFFERENT GENERAL PARTNER") WITHOUT THE CONSENT OF THE EXISTING GENERAL PARTNER (THE "TRIGGERING EVENT"), ANY LIMITED PARTNER OR EXISTING GENERAL PARTNER WHO DID NOT VOTE FOR OR CONSENT TO THE DIFFERENT GENERAL PARTNER SHALL HAVE THE RIGHT TO SELL THEIR PARTNERSHIP INTERESTS TO THE DIFFERENT GENERAL PARTNER AT THE GREATER OF (A) THE ORIGINAL PURCHASE PRICE INCREASED BY SIX PERCENT PER ANNUM (NONCOMPOUNDING) LESS CASH DISTRIBUTIONS PREVIOUSLY RECEIVED BY THE PARTNER OR (B) THE FAIR VALUE OF THE PARTNERSHIP INTEREST (THE "PUT").

         WITHIN 15 DAYS OF THE OCCURRENCE OF THE TRIGGERING EVENT, THE DIFFERENT GENERAL PARTNER MUST SEND A NOTICE VIA CERTIFIED MAIL TO ALL PARTNERS WHO DID NOT CONSENT TO THE REMOVAL OF THE EXISTING GENERAL PARTNER OR ADDITION OF A DIFFERENT GENERAL PARTNER THAT THE PUT HAS BECOME EFFECTIVE AND MUST ALLOW ALL PARTNERS AT LEAST 30 DAYS (AND NOT MORE THAN 60 DAYS) TO DECIDE WHETHER TO EXERCISE THE PUT. WITHIN 20 DAYS OF THE RECEIPT OF A NOTICE OF EXERCISE OF THE PUT, THE DIFFERENT

         GENERAL PARTNER MUST PAY THE PUT PRICE IN CASH TO ALL PARTNERS SO ELECTING TO EXERCISE THE PUT.

         FOR PURPOSES OF THIS SECTION, FAIR VALUE SHALL MEAN THE VALUE OF THE PARTNERSHIP INTERESTS, WHETHER LIMITED OR GENERAL, IMMEDIATELY BEFORE THE EFFECTIVE DATE OF THE TRIGGERING EVENT. IN CONNECTION WITH VALUING THE GENERAL PARTNER INTERESTS, THE SAME VALUATION APPROACH SET FORTH IN SECTION 8.5 OF THE LIMITED PARTNERSHIP AGREEMENT SHALL BE FOLLOWED.

         IF A PARTNER DISAGREES WITH THE FAIR VALUE DETERMINATION MADE BY THE DIFFERENT GENERAL PARTNER, AND A RESOLUTION CANNOT BE EFFECTED WITHIN 30 DAYS OF RECEIPT OF THE PUT PAYMENT, THE DIFFERENT GENERAL PARTNER SHALL BRING A SPECIAL PROCEEDING AND PETITION THE COURT TO DETERMINE THE FAIR VALUE OF THE INTERESTS AND PAY ACCRUED INTEREST (AT 6% ANNUALLY) ON THE DETERMINED FAIR VALUE AMOUNT. THE DIFFERENT GENERAL PARTNER SHALL BEAR ALL THE EXPENSES AND COSTS OF THE PROCEEDING (INCLUDING A PARTNER'S ATTORNEYS' FEES), WHICH EXPENSES AND COSTS SHALL NOT BE PASSED THROUGH TO OR PAID BY THE PARTNERSHIP UNLESS THE COURT DETERMINES IT IS MANIFESTLY INEQUITABLE AND PROVIDES OTHERWISE.

                                   FAIR PRICE

         If adopted, the Fair Price Provision would allow partners who do not vote for a Different General Partner to receive the greater of (1) original cost plus 6% per annum noncompounded return less the amount of prior cash distributions or (2) fair value. The General Partner selected 6% because it represents the rate of return a Limited Partner would be entitled to receive before the General Partner could participate in profits upon a winding up of the Partnership. To date, DCIP has not earned such a return.

         Under the first prong of this Fair Price, limited partners would receive their original investment, plus 6% per annum return (or $60 for each year for each Interest), less any cash distributions. Assuming a limited partner invested $1,000 on the investment date specified below and assuming a January 1, 1997 trigger date, the value under the first prong would be:

                               January 31,     January 1,      January 1,
                               1986            1987            1988
                               ----------      ----------      ----------
 Invested Amount                 $1,000         $1,000          $1,000
 Plus 6% Per Annum Return           656            600             540

 Less Cash Distributed             (704)          (642)           (554)
                                 ------         ------          ------

                                 $  952         $  958          $  986
                                 ======         ======          ======

         Under the second prong of the proposed Fair Price Provision, the Different General Partner will have to determine the "fair value" of the Interest. This definition in proposed Section 8.6 is based upon the definition of "fair value" under Wisconsin corporate law for dissenters rights (Section 180.1301(4), Wis. Stats.) and the General Partner believes that anyone who determines or challenges the fair value would look to that precedent on how to determine fair value. Accordingly, the General Partner has not and cannot determine the fair value under the second prong of this Fair Price Provision. However, purely for demonstrative purposes and using the appraisals in the recently completed tender offer, DCIP notes that the current net asset value (including costs of liquidation) is approximately $630 per Interest, and therefore, the current fair value amount would likely bear some relation to that net asset value amount.

         The first prong of this Fair Value test provides a sum certain amount and, therefore, the General Partner proposes that the Partner adopt this Amendment, even if it does exceed the then fair market value of an Interest.

         The Put Price also has no relationship to the $402 price per Interest offered by the Partnership in the recently completed voluntary tender offer price. Based upon the above estimated price and assuming the fair value was less or equal to the amount under the first prong of the proposal, the General Partner believes that it either has or could obtain financing to repurchase all of the Put Interests, if it was required to do so. It is also possible that the Fair Price could result in a Different General Partner having to pay amounts for Put Interests that are in excess of the total net asset value of DCIP. DCIP believes that this provision is fair and should be adopted, as partners who do not approve the General Partner should have the right to a cash amount for their Interests and decided a fixed formula would result in less difficulties and mathematical accuracy, but wanted to provide that if the fair market value is higher, such amount would be paid.

                            EFFECTS OF THE AMENDMENT

         DCIP believes that anyone who proceeds to attempt to become a Different General Partner will need to be well financed and have sufficient funds to purchase the Put Interests. If adopted, this proposed amendment could make it more difficult to replace the Existing General Partner. This arises because a person who proposes to remove DCIP's General Partner or become a Different General Partner must have sufficient funds to purchase the Put Interests and any costs incurred in a challenge contesting the fair value determination. Because of the first prong of the Fair Price determination, this could exceed the fair market value of the Interests. The adoption of the proposed amendment may have significant effects, positive or negative, on the ability of partners to benefit from certain transactions which are opposed by the Existing General Partner. These provisions could be considered to be anti-takeover devices that could deter a takeover attempt and entrench the Existing General Partner even if the terms of the proposed Different General Partner could have been desirable or beneficial to limited partners. The General Partner believes, after having considered the above factors, that the benefits of the proposed Fair Price Provision Amendment outweigh any possible disadvantage resulting from the additional difficulties associated with removing or replacing the Existing General Partner. The addition of another General Partner or the substitution of a Different General Partner for the General Partner would not be considered a "Triggering Event" under the proposed Amendment if the General Partner consented to such action. The General Partner has no present plans to propose other amendments to the partnership agreement.

                             CONFLICTS OF INTEREST

         In proposing the Fair Price Provision Amendment, the General Partner may be viewed as having a conflict of interest in that adoption of the proposal would make it less likely that the General Partner could be removed and replaced and/or that a different property manager would be selected for the Partnership's properties. As reported in periodic information and financial statements provided to the Limited Partners, and as disclosed in the Partnership's offering prospectus and Limited Partnership Agreement, the General Partner and certain of its affiliates derive certain fees in return for providing specified services to the Partnership including a property management fee of 5% of the cash rental receipts and one half of the first month's rent in newly leased apartments (and reimbursed costs). In addition, depending upon the financial success of the Partnership, the General Partner may be entitled to a portion of the profits upon the winding up of the Partnership and sale of its properties ("Back-end Fee"). Any such Back-end Fees to the General Partner are subordinated to a return to the Limited Partners of their initial capital investment plus six or ten percent per annum (for certain fees), less cash distributions previously received.

         In addition, if the proposal is adopted and the General Partner is subsequently removed and replaced, the General Partner may be entitled immediately to receive an amount from the Different General Partner that is in excess of that to which the General Partner would be entitled if the proposal were not adopted.

Likewise, any Limited Partner who exercised a Put right after enactment of the proposal could receive an amount greater that to which the Limited Partner would be entitled if the proposal were not adopted. As the Different General Partner would determine the amount, the General Partner is not able to estimate the amount it would receive, but believes it would follow the valuation method set forth in the limited partnership agreement.

                           CERTAIN TAX CONSIDERATIONS

         As with any sale of Interests, the receipt of cash for Interests plus, if applicable, the release of a proportionate share of DCIP's liabilities to which DCIP's assets are subject in exchange for the Put Price would be a taxable transaction for federal income tax purposes and could also be a taxable transaction under applicable state, local and other tax laws. Partners are urged to seek specific tax advice on their particular circumstances before exercising the Put, if it is adopted and triggered.

         POSSIBLE TERMINATION OF DCIP FOR FEDERAL INCOME TAX PURPOSES

         In general, the Internal Revenue Code, as amended, provides that if 50% or more of the total capital and profits interests in a partnership are sold or exchanged within a single twelve-month period, that partnership would terminate for tax purposes. Thus, if 50% or more of the Interests are sold or exchanged within a twelve-month period (excluding successive transfers of the same Interests), including as a result of the Put, DCIP would technically terminate for federal income tax purposes. If a termination occurred, the assets of DCIP would be deemed to be constructively distributed to the partners and then recontributed by them to DCIP. In general, the adverse tax effects of a tax termination are as follows:

                 (i) The tax basis of assets in the hands of DCIP after termination may be different from (either greater or less than) DCIP's basis in such assets immediately before the termination. Accordingly, a limited partner's allocable share of taxable income or loss of DCIP may be greater or less than his share of such income would have been if DCIP did not terminate. Due to accounting and administrative complexities and expenses, the limited partnership agreement does not provide for special allocations which otherwise would minimize this result;

                 (ii) If the allocable portion of DCIP cash constructively distributed to a limited partner exceeds the adjusted tax basis of his Interests at the time of the constructive distribution, a limited partner will be required to recognize gain to the extent of such excess. The gain will be treated as gain from the sale or exchange of Interests; and

                 (iii) DCIP's taxable year will end upon termination and, if a limited partner's taxable year differs from DCIP's calendar taxable year, the termination could result in the "bunching" of more than one year of DCIP income or loss in the limited partner's income tax return for the taxable year in which DCIP terminates.

         It is impossible to advise whether a termination could occur if the proposed amendment is adopted, because the results would depend upon factors outside of DCIP's control. If DCIP was purchasing the Put Interests this liquidation consequence could have been avoided, and the General Partner has purposely proposed that the Different General Partner be solely responsible to paying the costs of this Proposed Amendment as it believes DCIP should not have to pay such amounts.

                                 VOTING MATTERS

         Under Wisconsin law and Section 14.1 of DCIP's limited partnership agreement, approval of the proposed amendment requires the affirmative vote of a majority of Interests. As of December 30, 1996, approximately 1,428 limited partners hold 13,400.274 Interests, and, therefore, the affirmative vote of 6,700.138 Interests is required to adopt this proposed amendment. Jeffrey Keierleber, an individual General Partner in Decade Companies, directly and indirectly, holds 193.04 Interests (approximately 1.4% of the outstanding Interests) and intends to vote for adoption of the Amendment. Michael Sweet, an officer in Decade 80, Inc. and DCIP's Partnership Manager, holds 3.05 Interests and also intends to vote for the proposed Amendment. Neither Jeffrey Keierleber nor Michael Sweet has purchased or sold any Interests in the last two years and neither are a party to any contract, arrangements or understanding with respect to any DCIP Interests.

         Each limited partner is entitled to one vote for each Interest held of record by such holder. No meeting of the Limited Partners is required or will be held and the General Partner intends to accept consents until February 4, 1997, unless extended. DCIP is not required to and has not had annual meetings of the limited partners. A consent is also revocable by any limited partner until the above date by sending notice to DCIP that the limited partner intends to revoke the consent at:

         Decade Companies Income Properties--A Limited Partnership 250 Patrick Boulevard, Suite 140
         Brookfield, Wisconsin  53045

         NO MATTER HOW MANY INTERESTS YOU MAY OWN WE URGE YOU TO SUPPORT DCIP IN ADOPTING THE FAIR PRICE PROVISION.

         There are no dissenter's rights for limited partners who disagree with adoption of this proposed amendment.

                             SOLICITATION EXPENSES

         The expenses of preparing, printing and mailing these proxy materials and the costs of soliciting consents (which are estimated at $10,000, exclusive of any expenses associated with salaries or wages of officers who may participate in the solicitation efforts) will be paid by DCIP. Proxies are being solicited principally by mail, but proxies may also be solicited personally by telephone, telecopy, telegraph and similar means by DCIP and employees of its affiliates. DCIP may also reimburse brokerage firms and others for their expense in forwarding proxy solicitation materials to the beneficial owners of the Interests.

         It is anticipated that any solicitation for this proposal will be undertaken by Jeffrey Keierleber and Michael G. Sweet, General Partner of Decade Companies and Partnership Manager of DCIP, respectively. Jeffrey Keierleber is also the sole director and shareholder of Decade 80 Inc., the General Partner of Decade Companies and both maintain offices at Decade Companies, 250 Patrick Boulevard, Brookfield, WI 53045. It is not anticipated that any specially engaged employees, representatives, or other persons will be employed. To date DCIP estimates that it has incurred $3,000 in costs and expenses in connection with this solicitation and preparing the proxy statement.

         No participant in the solicitation has been convicted in a criminal proceeding.

         THE LIMITED PARTNERS CAN HELP DCIP AVOID THE NECESSITY AND ADDITIONAL EXPENSE OF FURTHER SOLICITATIONS BY PROMPTLY RETURNING THE EXECUTED CONSENT. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE U.S. AND IS INTENDED FOR YOUR CONVENIENCE.

                               SECURITY OWNERSHIP

         No person of record is known by DCIP to own more than 5% of the outstanding Interests.

                       DECADE COMPANIES INCOME PROPERTIES
                                    CONSENT

                     THIS CONSENT IS SOLICITED ON BEHALF OF
                       DECADE COMPANIES INCOME PROPERTIES

         The undersigned hereby appoints Michael G. Sweet and Jeffrey Keierleber with the power to act alone and with full power of substitution and revocation to represent and vote, as specified below, all Interests which the undersigned is entitled to vote.

         The Interests represented by the proxy will be voted concerning the adoption of the proposed amendment as indicated below. The undersigned hereby acknowledges receipt of the proxy statement.

Proposed Amendment         To adopt the   Proposed    Fair   Price   Provision
                           (Section 8.6)


    For                           Abstain                      Against

    [ ]                             [ ]                          [ ]


THE GENERAL PARTNER RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT.



                 [Name of Owner and Number of Interests Owned]





Date _______________                            ______________________________
                                                *Signature

Date _______________                            ______________________________
                                                *Signature (if jointly held)

Please check a box and sign, date and return this consent to:

                                  Decade Companies Income Properties
                                  Suite 140
                                  250 North Patrick Boulevard
                                  Brookfield, WI 53045

         *Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such and sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.